Exhibit 99.1

FOR IMMEDIATE RELEASE

OurPet’s Company Reports Results for 2014 Second Quarter

FAIRPORT HARBOR, Ohio – July 29, 2014—OurPet's Company (OTCQB: OPCO) (www.ourpets.com), a leading proprietary pet supply company, today reported second quarter revenue increased approximately 13% to $5,360,210 for the three months ended June 30, 2014 compared to $4,748,503 for the same period a year ago. Net income for the 2014 second quarter increased approximately 11% to $147,755 compared to $132,765 the prior year. Diluted net income per share was $0.01 for the second quarter of 2014 and 2013.

Dr. Steven Tsengas, President and CEO, said, “We achieved double digit increases in net revenue and net income despite the adverse impact of challenging weather conditions and tentative consumer spending patterns nationally this year. Stronger sales growth is anticipated during the second half of 2014, especially in the Food, Drug, Mass market channel which will benefit from shipments of all of our PetZone branded products, complementing strong performance in the E-Commerce and Pet Specialty channels which is anticipated to continue.”

Dr. Tsengas added, “The Company’s dual-brand strategy is being well-accepted by customers and is a sound pathway to long-term growth. Our 2014 second quarter and year-to-date sales growth rates substantially exceeded recent independent industry trend projections for in-store and online purchases. We are moving forward as aggressively as possible with implementation of our strategy while also carefully managing inventory and other continuous improvement related initiatives. The re-launch of feline waste management and odor control products through our PetZone brand has resulted in favorable online customer satisfaction ratings and increased interest from national customers, particularly for the SmartScoop automatic and EZ-Scoop litterbox products. Other recent product introductions, such as the line of Corknip all-natural compressed catnip products, are expected to strengthen our sales in multiple channels. Positive contributions from these initiatives are expected to be realized during the second half of 2014 and into 2015.”

2014 Second Quarter Results

Net revenue increased approximately 13% to $5,360,210 for the 2014 second quarter from $4,748,503 last year with higher sales in most categories led by strong growth in the E-commerce and Pet Specialty channels.

Gross Profit was $1,518,445 for the 2014 second quarter compared to $1,408,190 the prior year. Gross profit margin decreased to 28.3% for the 2014 second quarter from 29.7% for the same period a year ago principally due to increases in certain product costs and sales mix.

Income from operations decreased to $192,758 for the 2014 second quarter from $259,857 last year. Higher gross profit for the 2014 second quarter was partially offset by a $177,000 increase in selling, general, and administrative expenses primarily related to higher marketing, promotional and commission expenses.

Other income of $61,232 for the 2014 second quarter was related to various patent infringement settlements. There was $0 of other income for the 2013 second quarter.

Income before taxes increased to $223,463 for the 2014 second quarter from $212,765 for the same period last year.

Net income was $147,755 for the 2014 second quarter compared to $132,765 for the same quarter last year. Net income per diluted share was $0.01 for second quarter of 2014 and 2013.

EBITDA was $426,753 for the 2014 second quarter compared to $432,830 a year ago. A reconciliation of EBITDA to GAAP net income is provided in an attachment to the summary financial statements.

2014 First Six Months Results

Net revenue increased 8% to $10,574,681 for the first six months of 2014 from $9,789,147 for the same period last year led by higher sales to the Food, Drug and Mass market, E-commerce and Pet Specialty market, partially offset by lower sales in the Waste/Odor category.

Gross profit increased to $3,072,347 for the first six months of 2014 from $2,864,565 for the same period in 2013. Gross profit margin decreased slightly to 29.1% for the first six months of 2014 from 29.3% for the same period a year ago despite adverse weather conditions, some promotional sales and higher than planned costs to enter the private label value market.

Income from operations decreased to $433,696 for the 2014 first half from $564,059 a year ago. Higher gross profit was offset by a $338,000 increase in selling, general, and administrative expenses primarily related to higher marketing, promotional and commission expenses.

Other income was $71,662 for the first six months of 2014 compared to $40,784 for the same period last year. The 2014 amount was nearly all due to patent infringement settlements, while the 2013 amount was due to $26,000 of insurance claim settlements and about $15,000 related to patent infringement settlements.

Income before taxes decreased to $438,992 for the first half of 2014 from $517,506 for the same period in 2013.

Income tax expense was $156,808 for the first six months of 2014 compared to $161,139 last year.

Net income decreased to $282,184 for the first six months of 2014 from $356,367 for the same period last year. Net income per share was $0.01 for the first six months of 2014 compared to $.02 for the same period in 2013.

EBITDA was $830,516 for the first half of 2014 compared to $941,636 the prior year. Depreciation and amortization expense was $325,158 for the 2014 first six months or $11,635 below the same period in 2013. A reconciliation of EBITDA to GAAP Net Income is provided in an attachment to the summary financial statements.

Investor Conference Call

OurPet’s Company has scheduled an investor conference call for Tuesday, July 29, 2014, at 4:30 pm. Eastern Time (ET). Dr. Steve Tsengas, Chairman and CEO, and Scott Mendes, Chief Financial Officer, will discuss the company’s growth strategy and financial results followed by a question and answer session. To participate in the conference call, individuals should dial (877) 485-3107. Phone lines will open at 4:20 p.m. ET. A digital replay of the investor conference call will be available following the call on the company’s website: www.ourpets.com/investor/investors.html.

About OurPet’s Company

OurPet’s Company designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investor and customers may visit www.ourpets.com for more information about our company and its products. OurPet’s websites include www.petzonebrand.com and www.ourpets.com .

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions; growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign currency rates; rising costs for raw materials and sources of supply that may be limited or unavailable from time to time; the timing of orders booked; and the other risks that are described from time to time in OurPet’s SEC reports. For further information, contact:

CONTACTS	INVESTOR RELATIONS
OurPet’s Company	InvestQuest, Inc.
Dr. Steven Tsengas, CEO	Robert Lentz
(440) 343-6500, x111	(614) 876-1900

OurPet's Company

EBITDA -Q2'14 and YTD 2014 vs. prior comparable periods in 2013

EBITDA	Q2'14	Q2'13	1st six months 2014	1st six months 2013

Net Income	$147,755	$132,765	$282,184	$356,367
Interest	30,527	47,092	66,366	87,337
Tax Expense	75,708	80,000	156,808	161,139
Depreciation	153,326	159,980	287,011	312,169
Amortization	19,437	12,993	38,147	24,624
Total EBITDA	$426,753	$432,830	$830,516	$941,636

The above table reconciles the Company’s disclosure of Net Income per GAAP with the non GAAP financial measure EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization.) As the investment community has often requested the EBITDA calculation to help them evaluate performance, Management has chosen to provide this disclosure. Although EBITDA is widely used in the investment community as a benchmark to reflect operating performance, financing capability and liquidity, it is not regarded as a measure of operating performance and liquidity under generally accepted accounting principles (“GAAP”). It also does not represent cash flows from operating activities. In addition, the Company’s EBITDA may not be comparable to similar indicators provided by other companies. The Presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss), or any component thereof, in accordance with GAAP.

OURPET'S COMPANY AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Net revenue	$5,360,210	$4,748,503	$10,574,681	$9,789,147
Cost of goods sold	3,841,765	3,340,313	7,502,334	6,924,582
Gross profit on sales	1,518,445	1,408,190	3,072,347	2,864,565

Selling, general and administrative expenses	1,325,687	1,148,333	2,638,651	2,300,506

Income (loss) from operations	192,758	259,857	433,696	564,059

Other (income) and expense, net	(61,232)	-	(71,662)	(40,784)
Interest expense	30,527	47,092	66,366	87,337
Income before taxes	223,463	212,765	438,992	517,506

Income Tax expense	75,708	80,000	156,808	161,139
Net Income	$147,755	$132,765	$282,184	$356,367

Basic and Diluted Net Income Per Common Share After Dividend Requirements For Preferred Stock	$0.01	$0.01	$0.01	$0.02

Weighted average number of common shares outstanding used to calculate basic earnings per share	16,897,781	15,936,863	16,798,259	15,909,276

Weighted average number of common and equivalent shares outstanding used to calculate diluted earnings per share	18,205,549	16,800,244	18,244,626	16,617,410

OURPET'S COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2014	2013

ASSETS
Cash and equivalents	$196,497	$57,975
Receivables, net	3,032,005	2,811,139
Inventories, net	7,222,083	5,876,724
Prepaid expenses	463,935	397,268
Total current assets	10,914,520	9,143,106

LONG TERM ASSETS
Property and equipment, net	1,964,970	1,891,209
Amortizable Intangible Assets, net	370,153	370,850
Intangible Assets	461,000	461,000
Goodwill	67,511	67,511
Deposits and Other assets	18,003	18,003
Total long term assets	2,881,637	2,808,573

Total assets	$13,796,157	$11,951,679

LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable	$100,000	$100,000
Current maturities of long-term debt	249,560	397,575
Accounts payable	2,109,838	1,169,925
Accrued expenses	451,590	861,010
Total current liabilities	2,910,988	2,528,510

LONG TERM LIABILITIES
Long-term debt - less current portion above	596,097	721,389
Revolving line of credit	3,167,032	1,833,032
Deferred income taxes	210,883	245,775
Total long term liabilities	3,974,012	2,800,196

Total liabilities	6,885,000	5,328,706

Stockholders' Equity	6,911,157	6,622,973

Total liabilities and stockholders' equity	$13,796,157	$11,951,679